Liberty Global Reports Q3 2017 Results

All full-year 2017 guidance targets confirmed for Liberty Global Group
Operating income down $227 million in Europe & $340 million at LiLAC
Q3 rebased OCF growth of 4% for Europe
LiLAC results impacted by hurricanes; guidance revised
LiLAC appoints new CEO; split-off on track for year-end 2017

Denver, Colorado: November 1, 2017

Liberty Global plc today announced its Q3 financial and operating results for the Liberty Global Group[1] and the LiLAC Group[1].
CEO Mike Fries stated, "In Europe, we generated better top-line growth in the third quarter underpinned by continued double-digit revenue increases in our B2B2 business and sequential improvements in the U.K. and Belgium. Rebased[3] OCF[4] was up 4% in Q3, bringing year-to-date growth to 5% and supporting our guidance of "around 5%" in Europe for the full year."
Q3 LBTY REVENUE & YOY GROWTH[3] $3.9 bn I +3%
Q3 LBTY OCF & YOY GROWTH[3] $1.8 bn I +4%
NASDAQ:LBTYA | NASDAQ:LBTYB | NASDAQ:LBTYK
Q3 LiLAC REVENUE & YOY GROWTH[3] $0.9 bn I 0%
Q3 LiLAC OCF & YOY GROWTH[3] $0.4 bn I 0%
NASDAQ:LILA | OTC[5]:LILAB | NASDAQ:LILAK

Liberty Global Group Highlights	LiLAC Group Highlights
NEW HOMES BUILT YTD 2017 800k+	VTR Q3 OCF GROWTH[3] +9%
Q3 B2B REVENUE GROWTH[3] +13%	Q3 ORGANIC RGU ADDITIONS 40,000
Q3 ORGANIC RGU[6] ADDITIONS 204,000	BALAN NAIR APPOINTED LILAC CEO

"The European market remains highly competitive, but our investments in the fastest broadband speeds, the coolest video apps and compelling quad-play bundles are allowing us to win share across our footprint. Organic RGU additions have exceeded 600,000 YTD, with a 60%[7] improvement in video losses year over year. Meanwhile our mobile business delivered positive revenue growth in Q3, as we drive fixed-mobile convergence and upgrade our MNO networks and MVNO platforms.
Virgin Media continues to gain operating momentum with rebased OCF growth of 4% in Q3, which represents our best performance this year. We had another record quarter of Project Lightning construction, which now reaches nearly 1 million marketable homes. The initial response to our November 2017 price increase has been encouraging, with reduced NPS[8] impact and fewer price-related disconnects than a year ago. Growth in our Lightning areas and investment in our core subscriber base with products like the V6 box (now in ~20% of U.K. video homes) and our WiFi Connect Box (now in >40% of broadband homes), pushed U.K. RGU additions up to 322,000 YTD, a nearly four-fold increase from two years ago. With new prices taking effect in the fourth quarter we expect ARPU[9] uplift to drive better top-line results in the final months of the year and into 2018."
Concerning LiLAC, Mike Fries stated, "I am very pleased to have announced Balan Nair as the new President and CEO of our Latin American business. He will add tremendous value and focus, especially as we manage through the damage from Hurricanes Maria and Irma. We've begun the work of restoring our fixed and mobile networks in the affected markets, primarily Puerto Rico, as we make good operational strides elsewhere in the region with 40,000 organic RGU additions in Q3. VTR in Chile had a particularly strong quarter across the board, adding 19,000 RGUs while delivering 6% rebased revenue and 9% rebased OCF growth.
Our long-term opportunity in Latin America continues to be exciting and we remain on track for the split-off to LiLAC shareholders around the end of the year."

Contacts

Investor Relations

Oskar Nooij +1 303 220 4218

Christian Fangmann +49 221 8462 5151

John Rea +1 303 220 4238

Corporate Communications

Matt Beake +44 20 8483 6428

Rebecca Pike +44 20 8483 6216

Corporate Website

www.libertyglobal.com

About Liberty Global

Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect our over 24 million customers who subscribe to over 50 million television, broadband internet and telephony services. We also serve over 10 million mobile subscribers and offer WiFi service across 10 million access points.

Liberty Global’s businesses are comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.

The Liberty Global Group operates in 12 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. The Liberty Global Group also owns 50% of VodafoneZiggo, a Dutch joint venture, which has 4 million customers, 10 million fixed-line subscribers and 5 million mobile subscribers. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. In addition, the LiLAC Group operates a sub-sea fiber network throughout the region connecting over 40 markets.

European Highlights Q3 2017
•204,000 organic RGU additions as a result of our new build programs and continued
demand for our next-generation10 broadband and video services across Europe
◦Successful launch of the MySports channel in Switzerland during September
•Rebased revenue growth of 2.5% to $3.9 billion; sequential acceleration came primarily from the U.K. and Belgium
◦Residential fixed11 of $2.7 billion, flat year-over-year (YoY)
◦Residential mobile (incl. handsets & interconnect) up 1% YoY to $0.4 billion
◦B2B up 13% year-over-year to $0.5 billion
•Operating income decreased 30% year-over-year
•Rebased OCF growth of 4%, supported by 4% rebased OCF growth at Virgin Media
•Built 310,000 new premises in Q3, YTD total over 800,000
◦Virgin Media delivered a record quarterly result of 147,000 new premises in Q3
•Solid balance sheet with nearly $4.8 billion of liquidity12, 16
•Net leverage13 of 5.0x at quarter-end
•Fully-swapped borrowing cost14 of 4.5%, down from 4.8% in Q3 '16

Liberty Global Group (Europe)	Q3 2017	YoY Growth/(Decline)*	YTD 2017	YoY Growth/(Decline)*

Subscribers
Organic RGU Net Additions	204,400	(23.7%)	610,600	(12.9%)

Financial (in USD millions, unless noted)
Revenue	$3,879	2.5%	$11,061	2.1%
OCF	$1,836	3.9%	$5,174	4.6%
Operating income	$537	(29.7%)	$1,452	(19.3%)

Adjusted FCF[15]	$715	28.0%	$707	(27.1%)
Cash provided by operating activities	$1,229		$3,640
Cash provided (used) by investing activities	$(458)		$507
Cash used by financing activities	$(295)		$(3,740)

* For the RGU growth rates, the Netherlands is excluded from the 2016 figures; Revenue and OCF YoY growth rates are on a rebased basis.

LiLAC Highlights Q3 2017
•Hurricanes Irma and Maria negatively impacted certain operations during the quarter
•Q3 organic RGU additions of 40,000
◦Driven by improvements across Cable & Wireless ("C&W") and continued
strength at VTR
•Rebased revenue flat YoY, with growth in Chile & C&W offset by hurricane-related declines in Puerto Rico
•Operating loss of $202 million in Q3 down substantially year-over-year
•Rebased OCF flat YoY, including $24 million hurricane impact
◦VTR and C&W delivered rebased growth of 9% and 3%, respectively. C&W growth dampened by $9 million hurricane related OCF reduction
◦Puerto Rico had a rebased OCF contraction of 29% due to minimal revenue generation after Hurricane Maria and a difficult year-over-year comparison due to positive legal related one-offs in Q3 2016
•Approximately $1.5 billion of liquidity12, 16 across LiLAC
•Net leverage of 4.1x at quarter-end
•Simplified capital structure
◦Refinanced Columbus subsidiary debt at C&W
•Fully-swapped borrowing cost of 6.3% for LiLAC, down from 6.5% in Q3 '16

LiLAC Group Guidance Update
•~$1.35 billion of U.S. GAAP17 OCF in 2017
•Adjusted Free Cash Flow for 2017 expected to be negative
•P&E additions as a percentage of revenue remains at 19%-21% range for 2017

Liberty Latin America & Caribbean	Q3 2017	YoY Growth/(Decline)*	YTD 2017	YoY Growth/(Decline)*

Subscribers
Organic RGU Net Additions	39,500	45.2%	97,100	3.1%

Financial (in USD millions, unless noted)
Revenue	$908	0.4%	$2,740	0.7%
OCF	$359	0.2%	$1,081	(0.2%)
Operating income (loss)	$(202)	N.M.	$95	(46.5%)

Adjusted FCF	$(110)	N.M.	$(54)	N.M.
Cash provided by operating activities	$94		$393
Cash used by investing activities	$(201)		$(454)
Cash provided by financing activities	$35		$37

* Revenue and OCF YoY growth rates are on a rebased basis
N.M. - Not Meaningful

Subscriber Growth - Liberty Global Group (Europe)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016

Organic RGU net additions (losses) by product		(excluding NL7)		(excluding NL7)
Video	(30,800)	(19,300)	(62,000)	(156,500)
Data	132,900	163,700	387,400	459,700
Voice	102,300	123,400	285,200	398,100
Total Liberty Global Group	204,400	267,800	610,600	701,300

Organic RGU net additions (losses) by market
U.K./Ireland	92,400	80,400	328,500	223,400
Belgium/Luxembourg	(14,600)	3,700	(41,900)	27,600
Germany	68,100	89,400	174,300	222,300
Switzerland/Austria	(7,300)	(3,700)	900	(25,400)
Central and Eastern Europe	65,800	98,000	148,800	253,400
Total Liberty Global Group	204,400	267,800	610,600	701,300

Organic Mobile SIM[18] additions (losses) by product
Postpaid	75,400	102,200	265,300	285,500
Prepaid	(27,600)	(57,000)	(193,500)	(176,000)
Total Liberty Global Group	47,800	45,200	71,800	109,500

Organic Mobile SIM additions (losses) by market
U.K./Ireland	(16,200)	8,800	(20,300)	18,000
Belgium	43,400	12,100	43,800	21,200
Other	20,600	24,300	48,300	70,300
Total Liberty Global Group	47,800	45,200	71,800	109,500

•
Cable Product Performance: During Q3 we added 204,000 RGUs, a 24% decline over the prior-year period due to lower additions in CEE, Germany and Belgium. On the fixed product side, our video RGU attrition slightly increased year-over-year, while our broadband and telephony growth slowed

•
U.K./Ireland: Q3 net additions increased 15% year-over-year to 92,000 RGUs driven by new build and a return to positive growth in Ireland. Within the mix, broadband RGUs grew 57,000, while video growth continued the positive 2017 trend with a 14,000 improvement in additions, as compared with the prior year

•
Belgium: Q3 RGU attrition of 15,000 RGUs was consistent with prior quarters this year and primarily due to intensified competition. The sequential trend was relatively flat for all fixed products. However, our converged quad-play package additions accelerated sequentially as we gained 41,000 new "WIGO" subscribers during Q3

•
Germany: Reported 68,000 RGU additions in Q3, up sequentially but below our Q3 2016 result. RGU additions were supported by our reintroduced "high-speed weeks" promotion in September, offering discounts on our core double and triple-play bundles while still facing a higher than usual backlog of broadband/voice subscriber installations as a result of prioritizing truck rolls to existing video subscribers due to a channel line-up change. Video attrition of 12,000 RGUs improved slightly year-over-year

•
Switzerland/Austria: Net additions in Q3 were slightly below our prior-year performance, reflecting a 21,000 RGU contraction in video, somewhat compensated by 13,000 fixed telephony gains and a flat broadband performance. We launched our MySports channel platform in early September featuring exclusive content and have seen early signs of success, including 26,000 MySports Pro premium subscriptions

•	CEE: Delivered 66,000 RGU additions in Q3, a softer performance compared to the prior-year period, primarily related to lower video and fixed telephony results

•
Next-Generation Video Penetration (including Horizon TV, Horizon-Lite, TiVo, Virgin TV V6 and Yelo TV): We added 216,000 subscribers to our advanced platforms in Q3 that reached 7.5 million or 42% of our total cable video base (excluding DTH)

•
WiFi Connect Box: Deployments of our latest WiFi Connect box increased by more than 820,000 units in Q3, ending the quarter with over 5.3 million or 37% of our broadband base on the platform across Europe

•	Mobile: Added 48,000 mobile subscribers in Q3, with 75,000 postpaid subscriber additions offset by attrition in our prepaid base

◦
Telenet in Belgium added 43,000 new mobile subscribers during Q3, a strong year-over-year improvement. The continued success of "WIGO" and a more competitive BASE[19] postpaid offering generated 40,000 postpaid additions while our prepaid performance turned slightly positive

◦
Virgin Media's mobile subscriber base declined by 16,000 in Q3, as 15,000 postpaid subscriber additions were more than offset by low-ARPU prepaid losses. The penetration of 4G in the U.K. increased to over 40% at the end of Q3

◦	Switzerland/Austria gained 21,000 mobile subscribers in Q3 on the back of a refreshed offering in Switzerland including free EU roaming and continued traction in Austria

Revenue Highlights - Liberty Global Group (Europe)
The following table presents (i) revenue of each of our consolidated reportable segments for the comparative periods, and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
Revenue	2017	2016	%	Rebased %	2017	2016	%	Rebased %
	in millions, except % amounts

European Division:
U.K./Ireland	$1,617.1	$1,581.4	2.3	1.5	$4,687.6	$4,985.6	(6.0)	1.3
Belgium	759.1	693.4	9.5	2.5	2,106.5	2,010.9	4.8	1.5
Germany	703.7	639.4	10.1	4.6	1,988.6	1,900.0	4.7	4.9
Switzerland/Austria	456.0	439.3	3.8	1.1	1,314.8	1,319.7	(0.4)	(0.5)
The Netherlands	—	681.8	(100.0)	N.M.	—	2,030.4	(100.0)	N.M.
Total Western Europe	3,535.9	4,035.3	(12.4)	2.2	10,097.5	12,246.6	(17.5)	1.8
Central and Eastern Europe	306.6	274.5	11.7	4.9	866.5	814.6	6.4	5.5
Central and other	35.4	(1.9)	N.M.	10.3	95.7	(5.2)	N.M.	3.9
Total European Division	3,877.9	4,307.9	(10.0)	2.5	11,059.7	13,056.0	(15.3)	2.1
Corporate and other	0.8	18.0	(95.6)	(42.9)	1.7	47.8	(96.4)	13.3
Intersegment eliminations	(0.2)	(12.8)	N.M.	N.M.	(0.2)	(35.4)	N.M.	N.M.
Total Liberty Global Group	$3,878.5	$4,313.1	(10.1)	2.5	$11,061.2	$13,068.4	(15.4)	2.1

N.M. - Not Meaningful

•	Reported revenue for the three and nine months ended September 30, 2017, declined 10% and 15% year-over-year in each period, respectively

◦
These results were primarily driven by the net impact of (i) the deconsolidation of our operations in the Netherlands in connection with the completion of our joint venture with Vodafone Group plc (the "VodafoneZiggo JV"), (ii) negative foreign exchange ("FX") movements on a YTD basis, mainly related to the strengthening of the U.S. dollar against the British pound and positive FX movements in Q3, mainly related to the strengthening of the Euro against the U.S. dollar, and (iii) organic revenue growth

•	Rebased revenue grew 2.5% in Q3 and 2% for the YTD period. The result for the YTD period included:

◦	A reduction in cable subscription revenue of $12 million YTD resulting from a change in U.K. regulations governing payment handling fees that we charge our customers

◦	The favorable $6 million impact in the YTD period for the expected recovery of VAT paid in prior periods with respect to copyright fees in Belgium, which benefited revenue in H1 2017

•	Our B2B business (including SOHO and non-subscription revenue) reported rebased revenue growth of 13% and 12% in the Q3 and YTD periods, respectively

•	Our residential mobile business (including interconnect and handset sales) posted a 1% rebased revenue gain and 5% rebased contraction in the Q3 and YTD 2017 periods, respectively
Q3 2017 Rebased Revenue Growth - Segment Highlights

•
U.K./Ireland: Rebased revenue grew 1.5% in Q3. Within the mix, rebased residential cable revenue (72% of total revenue) grew 2%, driven by increased subscription revenue resulting from RGU additions and relatively flat year-over-year Q3 ARPU per customer performance on an FX-neutral basis. Rebased residential mobile revenue (including interconnect and mobile handset revenue) decreased 2.5%, reflecting lower mobile subscription revenue that was only partially offset by higher revenue from mobile handset sales. Rebased B2B revenue also grew 2%, mainly driven by SOHO revenue that was partially offset by lower data and voice non-subscription revenue

•	Belgium: Rebased revenue growth of 2.5% in Q3 was mainly driven by B2B, slightly offset by lower mobile revenue

•
Germany: Q3 rebased revenue growth of 5% reflects (i) higher residential cable subscription revenue, as a result of volume growth and an increase in ARPU per RGU, (ii) higher low-margin mobile handset revenue and (iii) B2B growth, largely in the SOHO segment. Residential cable growth slowed sequentially due to the anticipated loss of analog carriage fees, which reduced revenue and OCF by approximately $7.5 million in Q3

•
Switzerland/Austria: Rebased revenue increased by 1% in Q3, resulting from the net effect of (i) lower ARPU per RGU, primarily related to weaker tier-mix and competitive pressures, (ii) higher growth in B2B and (iii) higher mobile revenue contribution

•
CEE: Rebased revenue growth was 5% in Q3 due mainly to (i) strong growth in our B2B business and (ii) higher cable revenue supported by RGU additions and a small decline in ARPU per RGU on an FX-neutral basis

Operating Income - Liberty Global Group (Europe)

•
Operating income was $537 million and $764 million in Q3 2017 and Q3 2016, respectively, representing a decrease of 30% year over year. For the nine months ended September 30, 2017, operating income was $1,452 million, reflecting a decline of 19% as compared to $1,799 million in YTD 2016

•
The decreases in operating income for both periods primarily resulted from the net effect of lower OCF, as further described below, and for the nine-month comparison, a decline in depreciation and amortization. The declines in OCF and depreciation and amortization were primarily attributable to the fact that our Netherlands segment is not included in our 2017 consolidated results

Operating Cash Flow Highlights - Liberty Global Group (Europe)
The following table presents (i) OCF of each of our consolidated reportable segments for the comparative periods, and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
OCF	2017	2016	%	Rebased %	2017	2016	%	Rebased %
	in millions, except % amounts

European Division:
U.K./Ireland	$721.2	$696.0	3.6	4.1	$2,079.5	$2,206.1	(5.7)	3.0
Belgium	356.7	311.1	14.7	6.1	972.4	892.2	9.0	6.6
Germany	444.6	408.0	9.0	3.5	1,240.2	1,187.7	4.4	4.6
Switzerland/Austria	272.3	273.4	(0.4)	(2.8)	794.3	795.1	(0.1)	(0.3)
The Netherlands	—	375.5	(100.0)	N.M.	—	1,107.5	(100.0)	N.M.
Total Western Europe	1,794.8	2,064.0	(13.0)	3.3	5,086.4	6,188.6	(17.8)	3.5
Central and Eastern Europe	137.6	120.4	14.3	6.8	371.5	345.9	7.4	6.0
Central and other	(46.0)	(77.0)	(40.3)	12.7	(139.2)	(243.7)	(42.9)	13.9
Total European Division	1,886.4	2,107.4	(10.5)	4.0	5,318.7	6,290.8	(15.5)	4.2
Corporate and other	(50.7)	(47.4)	7.0	(7.6)	(145.0)	(162.6)	(10.8)	7.7
Total Liberty Global Group	$1,835.7	$2,060.0	(10.9)	3.9	$5,173.7	$6,128.2	(15.6)	4.6

OCF Margin[20]	47.3%	47.8%			46.8%	46.9%
N.M. - Not Meaningful

•	Reported OCF for the three and nine months ended September 30, 2017, declined 11% and 16% year-over-year, respectively

◦	These results were primarily driven by the net impact of (i) the deconsolidation of our operations in the Netherlands, (ii) organic OCF growth and (iii) the aforementioned impact of FX movements

•	Rebased OCF growth of 4% and 5% in Q3 and YTD 2017, respectively, included:

◦	The net unfavorable impact on our YTD revenue of certain items, as discussed in the "Revenue Highlights" section above

◦	A $10 million (Q3) and $23 million (YTD) network tax increase following an April 1, 2017 increase in the rateable value of our existing U.K. and Irish networks

◦	The negative impact of a $7 million favorable MVNO settlement in Belgium in Q2 2016

◦	A favorable $32 million benefit in the YTD period associated with a telecom operator's agreement to compensate Virgin Media for prior-period contractual breaches related to network charges

•
As compared to the prior-year periods, our Q3 and YTD 2017 OCF margins were down 50 and 10 basis points to 47.3% and 46.8%, respectively. Our OCF margins during the 2017 periods were negatively impacted by the deconsolidation of the Netherlands

Q3 2017 Rebased Operating Cash Flow Growth - Segment Highlights

•	U.K./Ireland: Rebased OCF growth of 4% reflected revenue growth and a reduction in total costs, which include lower marketing and employee costs, offsetting higher network taxes and programming costs

•
Belgium: Rebased OCF growth of 6% in Q3 was largely driven by lower mobile handset subsidies, lower MVNO costs (as we are migrating to our own mobile network), lower integration costs and indirect cost containment following the BASE acquisition

•
Germany: Increased OCF by 3.5% in Q3 on a rebased basis, primarily due to the net effect of (i) increased revenue, (ii) higher direct costs, primarily due to higher mobile handset sales, partially offset by lower fixed-line telephony interconnect rates and call volumes and (iii) higher indirect costs, mainly driven by higher call center costs. Growth slowed sequentially due to the aforementioned loss of analog carriage fees, which reduced OCF by approximately $7.5 million in Q3

•	Switzerland/Austria: Rebased Segment OCF contracted 3% in Q3, mainly as a result of increased content costs related to the launch of our MySports platform that more than offset revenue growth

•	CEE: Rebased OCF growth of 7% in Q3 was largely driven by the aforementioned revenue growth as well as cost efficiencies across the region
Net Loss Attributable to Liberty Global Shareholders - Liberty Global Group (Europe)

•
Net losses attributable to Liberty Global Group shareholders were $460 million and $168 million for the three months ended September 30, 2017 and 2016, respectively, and $1,390 million and $294 million for the nine months ended September 30, 2017 and 2016, respectively

Leverage and Liquidity - Liberty Global Group (at September 30, 2017)

•	Total capital leases and principal amount of third-party debt: $41.9 billion

•	Leverage ratios: Our adjusted gross and net leverage ratios at September 30, 2017 were 5.2x and 5.0x, respectively

•	Average debt tenor[21] : 7.5 years, with ~88% not due until 2021 or beyond

•	Borrowing costs: Blended fully-swapped borrowing cost of our third-party debt was 4.5%

•	Liquidity: $4.8 billion, including (i) $1.6 billion of cash at September 30, 2017 and (ii) aggregate unused borrowing capacity[16] under our credit facilities of $3.2 billion

Subscriber Growth - LiLAC Group*

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016

Organic RGU net additions (losses) by product
Video	(3,900)	4,600	7,600	17,800
Data	34,700	29,500	96,500	85,700
Voice	8,700	(6,900)	(7,000)	(9,300)
Total LiLAC Group	39,500	27,200	97,100	94,200

Organic RGU net additions by segment
C&W	20,200	9,200	14,500	15,700
Chile	19,000	13,200	78,200	66,200
Puerto Rico	300	4,800	4,400	12,300
Total LiLAC Group	39,500	27,200	97,100	94,200

Organic Mobile SIM additions (losses) by product
Postpaid	6,300	18,200	28,800	29,800
Prepaid	(36,000)	(38,500)	(53,300)	(44,300)
Total LiLAC Group	(29,700)	(20,300)	(24,500)	(14,500)

Organic Mobile SIM additions (losses) by segment
C&W	(42,900)	(34,100)	(64,500)	(35,300)
Chile	13,200	13,800	40,000	20,800
Puerto Rico	—	—	—	—
Total LiLAC Group	(29,700)	(20,300)	(24,500)	(14,500)
*For Puerto Rico and certain C&W markets that were significantly impacted by Hurricanes Irma and Maria, the net additions (losses) reflected in this section include Q3 activity through August 31, 2017. For additional information, see note 12 to the subscriber tables at the end of this release.

•	Product Additions: Organic fixed RGU additions of 40,000 in Q3 2017

•	C&W: Added 20,000 RGUs during Q3, including 10,000 internet and 14,000 fixed telephony RGUs

◦	Broadband additions were driven by network upgrades and improved product offerings leading to gains of 4,000 and 6,000 RGUs in Panama and Jamaica, respectively

◦	Fixed voice additions resulted from traction with refreshed bundles in Jamaica, Trinidad and Panama

◦	Video RGUs declined by 4,000 as the benefit from our new bundles was more than offset by underlying OTT headwinds. In Panama, cable video gains were offset by DTH losses

◦
Mobile: Mobile subscribers declined by 43,000 in Q3. Subscribers fell by 22,000 in Panama as we repositioned our offers to focus on higher ARPU customers. Competition in the Bahamas drove a 19,000 reduction in mobile subscribers

•	Chile: VTR added 19,000 RGUs driven by continued strong broadband and video gains, partially offset by fixed-line voice attrition

◦	Mobile: We added 13,000 subscribers in Q3, primarily by penetrating our fixed subscriber base with our postpaid mobile product

•	Puerto Rico: Our subscriber activity was flat up to August 31, 2017, as 4,000 broadband RGU additions were offset by video losses

Revenue Highlights - LiLAC Group
On May 16, 2016, a subsidiary of Liberty Global acquired C&W. Accordingly, C&W has been included in our financial results under our U.S. GAAP accounting policies since the acquisition date. The following table presents (i) revenue of each of our consolidated reportable segments for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
Revenue	2017	2016	%	Rebased %	2017	2016	%	Rebased %
	in millions, except % amounts

LiLAC Division:
C&W	$578.9	$568.5	1.8	1.2	$1,737.2	$854.1	103.4	(0.8)
Chile	242.2	221.3	9.4	6.1	702.6	631.9	11.2	6.9
Puerto Rico	88.6	104.8	(15.5)	(15.5)	303.6	315.6	(3.8)	(3.8)
Total LiLAC Division	909.7	894.6	1.7	0.5	2,743.4	1,801.6	52.3	0.7
Intersegment eliminations	(1.6)	(0.5)	N.M.	N.M.	(3.5)	(0.7)	N.M.	N.M.
Total LiLAC Group	$908.1	$894.1	1.6	0.4	$2,739.9	$1,800.9	52.1	0.7
N.M. - Not Meaningful

•	Reported revenue for the three and nine months ended September 30, 2017 increased by 2% and 52%, respectively

◦
The Q3 result reflects the inclusion of certain previously carved-out entities at C&W, exchange rate benefits and organic revenue growth. The YTD change was primarily driven by the acquisition of C&W in the second quarter of 2016

•
In September 2017, Hurricanes Irma and Maria impacted a number of our markets in the Caribbean. During the three months ended September 30, 2017, the effects of the hurricanes negatively impacted Liberty Puerto Rico’s and C&W's revenue by an estimated $19 million and $3 million, respectively

•
From a rebased perspective, revenue was flat and increased 1% for the three and nine months ended September 30, 2017, respectively, and included favorable $1 million and $9 million impacts in Q3 and YTD, respectively, for wholesale revenue recognized on a cash basis related to services provided to a significant customer in prior quarters

Q3 2017 Rebased Revenue Growth - Segment Highlights

•	C&W: Rebased revenue grew 1% overall

◦	Revenue grew across all regions with the exception of the Bahamas where we continue to be impacted by the entry of a new mobile competitor

◦
By product: revenue growth was driven by (i) new contracts and increasing demand for bandwidth in our networks business, (ii) increased penetration of high-speed services in broadband and video and (iii) growth in managed services. This growth was partly offset by: (i) a decline in mobile where the impact of competition in the Bahamas was greater than our growth in Jamaica, and (ii) the structural decline in fixed voice services

◦	We estimate that the negative impact from Hurricanes Irma and Maria on C&W's revenue in Q3 2017 was $3 million

•
Chile: Rebased revenue growth of 6% for Q3 2017 is primarily related to (i) higher residential cable subscription revenue, mainly from higher ARPU per RGU and an increase in the average number of subscribers, (ii) higher B2B subscription revenue driven by SOHO, and (iii) higher mobile subscription revenue, driven by subscriber growth

•
Puerto Rico: Rebased revenue decline of 15.5% was driven by impacts related to Hurricanes Irma and Maria. We estimate that the negative impacts from these hurricanes on revenue in Q3 2017 were approximately $19 million

Operating Income (Loss) - LiLAC Group

•	Operating income (loss) was ($202 million) and $139 million in Q3 2017 and Q3 2016, respectively, and $95 million and $178 million for the nine months ended September 30, 2017 and 2016, respectively

•
These decreases were primarily driven by the net effect of (i) increases in OCF, as further described below, (ii) increases in impairment, restructuring and other operating items, net, primarily due to impairment charges recorded during Q3 2017 to reflect the impacts of Hurricanes Irma and Maria, and (iii) for the nine-month comparison, increases in depreciation and amortization, largely due to the inclusion of C&W

Operating Cash Flow Highlights - LiLAC Group
The following table presents (i) OCF of each of our consolidated reportable segments for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
OCF	2017	2016	%	Rebased %	2017	2016	%	Rebased %
	in millions, except % amounts

LiLAC Division:
C&W	$223.9	$214.5	4.4	3.6	$661.1	$315.5	109.5	(3.0)
Chile	98.0	86.9	12.8	9.4	281.9	245.0	15.1	10.6
Puerto Rico	39.6	56.1	(29.4)	(29.4)	144.7	152.9	(5.4)	(5.4)
Total LiLAC Division	361.5	357.5	1.1	—	1,087.7	713.4	52.5	(0.1)
Corporate and other	(2.1)	(2.9)	(27.6)	(27.6)	(6.4)	(5.8)	10.3	10.3
Total segment OCF	$359.4	$354.6	1.4	0.2	$1,081.3	$707.6	52.8	(0.2)

OCF Margin	39.6%	39.7%			39.5%	39.3%

•	Reported OCF for the three and nine months ended September 30, 2017 increased 1% and 53%, respectively. The nine month movement was primarily as a result of the acquisition of C&W

◦
The Q3 and YTD results were negatively impacted by a $5 million reversal in Q3 2016 of a previously-recorded provision and related indemnification asset in connection with a favorable ruling on an outstanding legal case in Puerto Rico

•
In September 2017, Hurricanes Irma and Maria impacted a number of our markets in the Caribbean. During the three months ended September 30, 2017, the effects of the hurricanes negatively impacted Liberty Puerto Rico’s and C&W's OCF by an estimated $15 million and $9 million

•	From a rebased perspective, including the aforementioned negative impact from Hurricanes Irma and Maria, OCF remained flat for the three and nine months ended September 30, 2017
Q3 2017 Rebased OCF Growth - Segment Highlights

•
C&W: Rebased OCF growth of 4% was driven by (i) lower marketing costs as the prior year period had higher sponsorship activities associated with the Summer Olympic Games, (ii) reductions in other costs, including integration, consultancy and travel costs, (iii) higher net pension credits at C&W due primarily to higher expected returns on plan assets, and (iv) an increased gross margin contribution from our wholesale business. These factors were partially offset by (i) the reduction in OCF caused by Hurricanes Irma and Maria and (ii) higher content costs, primarily related to the Premier League rights

•	Chile: Rebased OCF increase of 9% was driven by the aforementioned solid revenue growth and ongoing cost focus

•
Puerto Rico: Rebased OCF declined 29% driven by the impacts of Hurricanes Irma and Maria, which are estimated to have reduced OCF by approximately $15 million in Q3 2017, and the negative impact from the aforementioned legal ruling in the prior-year period

Net Loss Attributable to Liberty Global Shareholders - LiLAC Group

•
Net losses attributable to LiLAC Group shareholders were $331 million and $82 million for the three months ended September 30, 2017 and 2016, respectively, and $396 million and $223 million for the nine months ended September 30, 2017 and 2016, respectively

Leverage and Liquidity - LiLAC Group (at September 30, 2017)

•	Total capital leases and principal amount of third-party debt: $6.4 billion

•	Leverage ratios: Consolidated gross and net leverage ratios of 4.5x and 4.1x, respectively

•	Average debt tenor: 6.3 years, with over 90% not due until 2021 or beyond

•	Borrowing costs: Blended, fully-swapped borrowing cost of our third-party debt was 6.3%

•	Liquidity: Approximately $1.5 billion, including $531.0 million of cash and $1.0 billion of aggregate unused borrowing capacity under our credit facilities
Update on Impacts of Hurricanes Irma and Maria
Hurricanes Irma and Maria impacted a number of our markets in the Caribbean in September of 2017, resulting in varying degrees of damage to homes, businesses and infrastructure in these markets. The most extensive damage occurred in Puerto Rico and certain markets within C&W
We are committed to helping people across the Caribbean recover and rebuild. To that end:

•	We have made good progress with the restoration of our mobile networks across the impacted region and mobile services have now been largely restored

•	Our fixed networks suffered significant damage across these markets. Although we are working to re-establish connectivity as quickly as possible, we cannot predict when and to what extent we will be able to restore services across the region. The damage to our sub-sea systems was limited and they are fully functional today

•
We have provided credits to mobile customers in impacted C&W markets, as well as establishing free WiFi hotspots and a free mobile "WiFi tour" in Puerto Rico. The "WiFi tour" features three mobile units specifically designed for first aid communications after a natural disaster and are equipped with satellite antennas that provide internet to rural communities. The three mobile WiFi vehicles are leading a caravan of services and providers including FEMA, banking, insurance, food, water, medical supplies and doctors to 29 remote towns that do not currently have internet connectivity

•
Launched the Cable & Wireless Charitable Foundation and Liberty Foundation which together have raised over $1.8 million to date and will distribute funds to assist in hurricane relief across the region

Our assessment of the losses attributable to the hurricanes is ongoing and we expect to incur additional costs and losses in Q4 2017 and beyond, as we restore the damaged networks and reconnect customers. We are uncertain as to the timing and extent of our restoration and reconnection efforts. The estimates below are preliminary and are subject to change.
Liberty Puerto Rico

•	We currently estimate that more than $100 million of property and equipment additions would be required to restore 100% of Liberty Puerto Rico’s broadband communications network

•
We currently estimate that the effects of the hurricanes (before considering any insurance recoveries) will negatively impact Liberty Puerto Rico’s revenue by between $80 million to $100 million and OCF by between $60 million to $80 million during the fourth quarter of 2017 and will result in negative OCF for that quarter

Cable & Wireless

•	We currently estimate that more than $50 million of property and equipment additions would be required to restore 100% of the damaged networks in the impacted C&W markets

•
We currently estimate that the effects of the hurricanes (before considering any insurance recoveries) will negatively impact C&W’s revenue and OCF between $15 million to $25 million during the fourth quarter of 2017

LiLAC Insurance Program

•
We maintain an integrated group property and business interruption insurance program covering all impacted markets up to a limit of $75 million per occurrence, which is generally subject to approximately $15 million per occurrence of self-insurance

•
Although we are in the early stages of assessing the alternatives under our insurance policy, we currently believe that the hurricanes will result in at least two occurrences. This policy is subject to the normal terms and conditions applicable to this type of insurance. We expect that the insurance recovery will only cover a portion of the incurred losses of each of our impacted businesses

•	We have not recognized any potential insurance proceeds related to the hurricane losses, and we do not currently expect to receive any significant reimbursements in 2017

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; our expectations with respect to subscribers, revenue, ARPU per RGU, OCF and Adjusted FCF; statements regarding the impact of Hurricanes Irma and Maria on our operations in the Caribbean, our plans regarding the markets impacted by the hurricanes, the time it will take to restore services in the markets impacted by the hurricanes and the amount and timing of insurance proceeds; expectations with respect to the development, enhancement and expansion of our superior networks and innovative and advanced products and services; statements regarding our planned split-off of the businesses attributed to the LiLAC Group and the anticipated impacts and benefits of such transaction; future P&E additions as a percentage of revenue; expectations regarding our share buyback programs; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the effects of changes in laws or regulation; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K, as amended, and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Nothing in this press release constitutes an offer of any securities for sale.

Footnotes

[1]
The Liberty Global ordinary shares and the LiLAC ordinary shares are tracking shares. Tracking shares are intended by the issuing company to reflect or “track” the economic performance of a particular business or “group,” rather than the economic performance of the company as a whole. The Liberty Global ordinary shares and the LiLAC ordinary shares are intended to “track” the economic performance of the Liberty Global Group and the LiLAC Group, respectively (each as defined and described below). For more information regarding the tracking shares, see note 1 to our condensed consolidated financial statements included in our Form 10-Q. While the LiLAC Group and the Liberty Global Group have separate collections of businesses, assets and liabilities attributed to them, neither group is a separate legal entity. The LiLAC Group comprises our operations in Latin America and the Caribbean and has attributed to it C&W, VTR and Liberty Puerto Rico. The Liberty Global Group comprises our businesses, assets and liabilities not attributed to the LiLAC Group, including Virgin Media, Unitymedia, UPC Holding, Telenet, our 50% interest in the VodafoneZiggo JV (from December 31, 2016) and Ziggo Group Holding (up to December 31, 2016). The condensed consolidated financial statements of Liberty Global are included in our Form 10-Q. For attributed financial information of the Liberty Global Group and the LiLAC Group, see Exhibit 99.1 to our Form 10-Q.

[2]	Total B2B includes subscription (SOHO) and non-subscription revenue.

[3]	The indicated growth rates are rebased for acquisitions, dispositions and FX. Please see Revenue and Operating Cash Flow for information on rebased growth.

[4]	Please see OCF Definition and Reconciliation for our Operating Cash Flow ("OCF") definition and the required reconciliations.

[5]	The Liberty Latin America and Caribbean ("LiLAC") B shares trade on the Over-the-Counter ("OTC") market.

[6]
Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[7]
As we no longer consolidate the Netherlands effective December 31, 2016, we have removed the Netherlands from certain information presented for periods prior to December 31, 2016 to enhance comparability.

[8]	NPS stands for Net Promoter Score.

[9]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue (subscription revenue excludes interconnect, channel carriage fees, mobile handset sales, late fees and installation fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average of the opening and closing balances for customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average of the opening and closing balances for mobile subscribers for the period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average of the opening and closing balances of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.

[10]	Our next-generation video base consists of Horizon TV, TiVo (in the U.K.), Digital TV with a Horizon-like user interface (Yelo in Belgium) as well as Horizon-Lite set-top boxes.

[11]
Our residential fixed business consists of our fixed-line triple-play and DTH businesses, but excludes SOHO services. Residential fixed also excludes the framework services revenue from the VodafoneZiggo JV and our small Irish broadcasting businesses.

[12]	Liquidity refers to cash and cash equivalents plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations.

[13]
Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements, and, in the case of the Liberty Global Group, excludes the loans backed or secured by the shares we hold in ITV plc, Sumitomo Corporation and Lions Gate Entertainment Corp.

[14]
Our blended fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[15]
Please see Adjusted Free Cash Flow Definition and Reconciliation for information on Adjusted Free Cash Flow (“FCF”) and the required reconciliations. For more detailed information concerning our operating, investing and financing cash flows, see the condensed consolidated statements of cash flows included in our Form 10-Q.

[16]
Our aggregate unused borrowing capacity of $4.2 billion represents the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations. This consists of $3.2 billion attributed to the Liberty Global Group and $1.0 billion attributed to the LiLAC Group. Upon completion of the relevant September 30, 2017 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels we anticipate that our subsidiaries' borrowing capacity would be $4.1 billion. This consists of $3.1 billion attributed to the Liberty Global Group and $1.0 billion attributed to the LiLAC Group. LiLAC cash of $531 million includes $286 million of cash held by C&W, substantially all of which is held by C&W subsidiaries. For information regarding limitations on C&W's ability to access this cash, see the discussion under "Material Changes in Financial Condition" in our Form 10-Q.

[17]	United States Generally Accepted Accounting Principles.

[18]	Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of mobile subscribers.

[19]	On February 11, 2016, Telenet acquired Telenet Group BVBA ("BASE").

[20]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[21]	For purposes of calculating our average tenor, total third-party debt excludes vendor financing.

Balance Sheets, Statements of Operations and Statements of Cash Flows
The consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are included in our 10-Q. For attributed financial information of the Liberty Global Group and the LiLAC Group, see Exhibit 99.1 to our 10-Q.

Rebase Information
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2017, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2016 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2016 and 2017 in our rebased amounts for the three and nine months ended September 30, 2016 to the same extent that the revenue and OCF of such entities are included in our results for the three and nine months ended September 30, 2017, (ii) exclude the revenue and OCF of Ziggo Group Holding and a sports channel that were contributed to the VodafoneZiggo JV at the end of December 31, 2016, (iii) include revenue for the framework services agreement with the VodafoneZiggo JV and certain associated operating and SG&A expenses that had been allocated to our Netherlands segment during the 2016 periods in our rebased amounts for the three and nine months ended September 30, 2016 as if the framework services agreement had been in place at the beginning of 2016, (iv) exclude the revenue and OCF of multi-channel multi-point (microwave) distribution system subscribers in Ireland that have disconnected since we announced the switch-off of this service effective April 2016 for the nine months ended September 30, 2016 to the same extent that the revenue and OCF of these subscribers is excluded from our results for the nine months ended September 30, 2017 (v) exclude the revenue and OCF of two small disposals made in Belgium during Q1 2017 to the same extent that the revenue and OCF of these disposed businesses is excluded from our results for the three and nine months ended September 30, 2017 and (vi) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2016 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2017. We have included SFR and five small entities in whole or in part in the determination of our rebased revenue and OCF for the three months ended September 30, 2016. We have included C&W, SFR, BASE and five small entities in whole or in part in the determination of our rebased revenue and OCF for the nine months ended September 30, 2016. We have reflected the revenue and OCF of the acquired entities in our 2016 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

The following table provides adjustments made to the 2016 amounts to derive our rebased growth rates for the Liberty Global Group and the LiLAC Group:

	Revenue		OCF
	Three months ended September 30,	Nine months ended September 30,	Three months ended September 30,	Nine months ended September 30,
	2016	2016	2016	2016
Liberty Global Group	in millions
Acquisitions	$66.6	$233.6	$36.7	$102.7
Contribution of Ziggo Group Holding to the VodafoneZiggo JV and other dispositions (a)	(695.4)	(2,067.2)	(377.2)	(1,115.7)
Foreign Currency	99.2	(402.1)	47.4	(171.3)
Total decrease	$(529.6)	$(2,235.7)	$(293.1)	$(1,184.3)

LiLAC Group
Acquisitions	$6.0	$908.5	$2.1	$370.9
Foreign Currency	4.5	12.3	2.0	4.9
Total increase	$10.5	$920.8	$4.1	$375.8
______________________________

(a)
In connection with the December 31, 2016 closing of the VodafoneZiggo JV transaction, we entered into a framework services agreement that provides for the terms under which we provide services to the VodafoneZiggo JV. These adjustments to revenue and OCF are net of $34 million and $97 million of revenue for Q3 and YTD 2016, respectively, that we assumed would have been earned if the framework services agreement had been in place on January 1, 2016.

OCF Definition and Reconciliation
As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our Form 10-Q. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of our operating income to total segment OCF is presented in the following table:

	Three months ended			Nine months ended
	September 30,			September 30,
	2017		2016	2017		2016
	in millions
Consolidated Liberty Global
Operating income	$335.8		$902.7	$1,546.9		$1,977.1
Share-based compensation expense	26.5		62.8	121.9	143.6	206.4
Depreciation and amortization	1,416.2		1,416.9	4,109.8		4,405.4
Impairment, restructuring and other operating items, net	416.6	190.3	32.2	476.4		246.9
Total segment OCF	$2,195.1		$2,414.6	$6,255.0		$6,835.8

Liberty Global Group
Operating income	$537.3		$763.9	$1,451.7		$1,799.2
Share-based compensation expense	23.2		57.1	110.0		195.7
Inter-group fees and allocations	(3.0)		(2.2)	(9.0)		(6.4)
Depreciation and amortization	1,216.5		1,216.2	3,523.3		4,026.3
Impairment, restructuring and other operating items, net	61.7		25.0	97.7		113.4
Total segment OCF	$1,835.7		$2,060.0	$5,173.7		$6,128.2

LiLAC Group
Operating income (loss)	$(201.5)		$138.8	$95.2		$177.9
Share-based compensation expense	3.3		5.7	11.9		10.7
Inter-group fees and allocations	3.0		2.2	9.0		6.4
Depreciation and amortization	199.7		200.7	586.5		379.1
Impairment, restructuring and other operating items, net	354.9		7.2	378.7		133.5
Total segment OCF	$359.4		$354.6	$1,081.3		$707.6

Summary of Debt, Capital Lease Obligations & Cash and Cash Equivalents
The following table1 details the U.S. dollar equivalent balances of the outstanding principal amount of our debt, capital lease obligations and cash and cash equivalents at September 30, 2017:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt[2]	Obligations	Obligations	Equivalents
	in millions
Liberty Global and Liberty Global Group unrestricted subsidiaries	$2,344.7	$70.5	$2,415.2	$1,456.5
Virgin Media[3]	16,858.2	78.3	16,936.5	57.1
UPC Holding	7,295.4	95.9	7,391.3	20.1
Unitymedia	8,771.7	715.1	9,486.8	1.7
Telenet	5,232.2	437.9	5,670.1	43.7
Total Liberty Global Group	40,502.2	1,397.7	41,899.9	1,579.1
LiLAC Group unrestricted subsidiaries	—	—	—	40.6
C&W	3,917.8	18.0	3,935.8	285.6
VTR Finance	1,487.2	0.8	1,488.0	158.8
Liberty Puerto Rico	942.5	—	942.5	46.0
Total LiLAC Group	6,347.5	18.8	6,366.3	531.0
Total	$46,849.7	$1,416.5	$48,266.2	$2,110.1

Property and Equipment Additions and Capital Expenditures
The tables below highlight the categories of the property and equipment additions attributed to the Liberty Global Group and the LiLAC Group for the indicated periods and reconcile those additions to the capital expenditures that are presented in the attributed statement of cash flows information included in Exhibit 99.1 to our 10-Q.

Liberty Global Group

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
	in millions, except % amounts
Customer premises equipment	$302.9	$207.3	$903.1	$673.4
New Build & Upgrade	323.7	218.8	819.0	573.4
Capacity	173.2	137.7	452.8	403.8
Baseline	291.7	208.4	648.9	602.1
Product & Enablers	196.7	175.4	552.6	435.7
Property and equipment additions (excluding the Netherlands)	1,288.2	947.6	3,376.4	2,688.4
The Netherlands	—	138.0	—	421.2
Total property and equipment additions	1,288.2	1,085.6	3,376.4	3,109.6
Reconciliation of property and equipment additions to capital expenditures:
Excluding the Netherlands:
Assets acquired under capital-related vendor financing arrangements[4]	(655.6)	(424.5)	(1,934.1)	(1,247.1)
Assets acquired under capital leases	(31.9)	(31.4)	(135.8)	(73.0)
Changes in current liabilities related to capital expenditures	(167.9)	(59.6)	70.9	(31.1)
The Netherlands	—	(62.1)	—	(155.9)
Total capital expenditures[5]	$432.8	$508.0	$1,377.4	$1,602.5

Property and equipment additions as % of revenue (excluding the Netherlands)	33.2%	26.1%	30.5%	24.4%

LiLAC Group

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
	in millions, except % amounts
Customer premises equipment	$32.6	$38.4	$114.2	$110.1
New Build & Upgrade	12.8	10.3	39.4	34.8
Capacity	7.3	8.2	25.0	30.5
Baseline	10.0	8.5	26.3	30.8
Product & Enablers	11.0	3.4	18.0	13.9
C&W P&E Additions	119.7	91.3	280.6	144.9
Property and equipment additions	193.4	160.1	503.5	365.0
Assets acquired under capital-related vendor financing arrangements	(13.0)	(16.7)	(47.2)	(33.7)
Assets acquired under capital leases	(1.2)	(4.8)	(3.7)	(5.0)
Changes in current liabilities and cash derivatives related to capital expenditures	20.0	22.3	(5.1)	16.2
Capital expenditures	$199.2	$160.9	$447.5	$342.5

Property and equipment additions as % of revenue	21.3%	17.9%	18.4%	20.3%
______________________________

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

[2]	Debt amounts for UPC Holding, Telenet and C&W include notes issued by special purpose entities that are consolidated by the respective subsidiary.

[3]
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media, but excludes Virgin Media Inc. The cash and cash equivalents amount includes cash and cash equivalents held by the Virgin Media borrowing group, but excludes cash and cash equivalents held by Virgin Media Inc. This amount is included in the amount shown for Liberty Global and Liberty Global Group unrestricted subsidiaries.

[4]
Amounts exclude related VAT of $110 million and $64 million during the three months ended September 30, 2017 and 2016, respectively, and $311 million and $193 million during the nine months ended September 30, 2017 and 2016, respectively, that were also financed by our vendors under these arrangements.

[5]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (ii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We believe that our presentation of Adjusted Free Cash Flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted Free Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows. We changed our definition of adjusted free cash flow effective January 1, 2017 to remove the add-back of excess tax benefits from share-based compensation. This change, which was given effect for all periods presented, was made to accommodate our January 1, 2017 adoption of ASU 2016-09, Compensation - Stock Compensation, Improvements to Employee Share-Based Payment Accounting, pursuant to which we retrospectively revised the presentation of our condensed consolidated statements of cash flows to remove the operating cash outflows and financing cash inflows associated with excess tax benefits from share-based compensation. The following table provides the reconciliation of our net cash provided by operating activities to Adjusted Free Cash Flow for the indicated periods:

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
	in millions
Consolidated Liberty Global
Net cash provided by operating activities	$1,322.2	$1,375.7	$4,033.1	$4,045.5
Cash payments for direct acquisition and disposition costs	2.2	3.5	9.7	89.5
Expenses financed by an intermediary[6]	432.0	213.8	1,124.0	607.0
Capital expenditures	(632.0)	(668.9)	(1,824.9)	(1,945.0)
Principal payments on amounts financed by vendors and intermediaries	(493.6)	(375.3)	(2,614.9)	(1,796.2)
Principal payments on certain capital leases	(25.7)	(29.8)	(73.4)	(85.7)
Adjusted FCF	$605.1	$519.0	$653.6	$915.1

Liberty Global Group
Net cash provided by operating activities	$1,228.5	$1,254.0	$3,640.0	$3,818.0
Cash payments for direct acquisition and disposition costs	0.9	1.9	6.9	26.8
Expenses financed by an intermediary	422.5	212.7	1,067.1	605.9
Capital expenditures	(432.8)	(508.0)	(1,377.4)	(1,602.5)
Principal payments on amounts financed by vendors and intermediaries	(481.5)	(375.3)	(2,562.8)	(1,796.2)
Principal payments on certain capital leases	(23.0)	(27.0)	(66.7)	(82.2)
Adjusted FCF	$714.6	$558.3	$707.1	$969.8

LiLAC Group
Net cash provided by operating activities	$93.7	$121.7	$393.1	$227.5
Cash payments for direct acquisition and disposition costs	1.3	1.6	2.8	62.7
Expenses financed by an intermediary	9.5	1.1	56.9	1.1
Capital expenditures	(199.2)	(160.9)	(447.5)	(342.5)
Principal payments on amounts financed by vendors and intermediaries	(12.1)	—	(52.1)	—
Principal payments on certain capital leases	(2.7)	(2.8)	(6.7)	(3.5)
Adjusted FCF	$(109.5)	$(39.3)	$(53.5)	$(54.7)
________________________________

[6]
For purposes of our consolidated statements of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted Free Cash Flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended September 30,				%	FX-Neutral[7]
	2017		2016		Change	% Change

Liberty Global Consolidated (excluding the Netherlands)[8,9]		$44.09		$42.44	3.9%	1.2%
Liberty Global Group (excluding the Netherlands)		€36.64		€37.08	(1.2%)	1.2%
U.K. & Ireland (Virgin Media)		£49.92		£49.90	—%	(0.4%)
Germany (Unitymedia)		€25.25		€24.45	3.3%	3.3%
Belgium (Telenet)		€54.87		€53.47	2.6%	2.6%
Other Europe (UPC Holding)		€26.34		€26.96	(2.3%)	(1.1%)
LiLAC Group[8,9]		$52.56		$50.90	3.3%	1.8%
Chile (VTR)	CLP	33,630	CLP	33,670	(0.1%)	(0.1%)
C&W8		$42.12		$40.38	4.3%	5.0%
Puerto Rico[9]		$77.74		$78.12	(0.5%)	(0.5%)
___________________________

[7]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior-year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[8]
As a part of our ongoing effort to conform C&W's subscriber counting policies to our policies, we have reflected nonorganic reductions totaling 201,600 to C&W's customer count during the twelve months ended September 30, 2017. In order to provide a more meaningful comparison of ARPU, we have reflected all of these nonorganic reductions in the customer figures used to calculate ARPU for the three months ended September 30, 2017 and 2016.

[9]	In order to provide a more meaningful comparison of ARPU, the ARPU for the three months ended September 30, 2017 for Puerto Rico is based on the pre-hurricane results through August 31, 2017 only.

Mobile ARPU

The following tables provide ARPU per mobile subscriber10 for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended September 30,		%	FX-Neutral
	2017	2016	Change	% Change
Liberty Global Group:
Including interconnect revenue	$19.49	$19.12	1.9%	(1.0%)
Excluding interconnect revenue	$15.89	$15.86	0.2%	(2.6%)

LiLAC Group[8]:
Including interconnect revenue	$17.23	$17.91	(3.8%)	(3.9%)
Excluding interconnect revenue	$16.01	$16.72	(4.2%)	(4.4%)

_______________________________

[10]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

	Consolidated Operating Data — September 30, 2017
				Video
	Homes Passed(1)	Two-way Homes Passed(2)	Fixed-line Customer Relationships(3)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	Total Video	Internet Subscribers(8)	Telephony Subscribers(9)	Total RGUs(4)	Total Mobile Subscribers(11)

U.K.	13,798,600	13,786,800	5,418,200	—	3,822,300	—	3,822,300	5,080,100	4,455,800	13,358,200	2,975,500
Germany	12,956,800	12,856,400	7,176,300	4,723,800	1,653,900	—	6,377,700	3,430,800	3,204,800	13,013,300	333,600
Belgium/Luxembourg	3,307,100	3,307,100	2,201,800	255,700	1,791,200	—	2,046,900	1,670,400	1,302,500	5,019,800	2,882,100
Switzerland(10)	2,268,600	2,268,600	1,260,200	542,500	679,800	—	1,222,300	754,800	532,900	2,510,000	105,000
Austria	1,404,300	1,404,300	654,000	95,200	372,600	—	467,800	512,500	450,200	1,430,500	55,700
Ireland	880,400	838,700	455,600	26,400	270,900	—	297,300	371,400	358,200	1,026,900	44,400
Total Western Europe	34,615,800	34,461,900	17,166,100	5,643,600	8,590,700	—	14,234,300	11,820,000	10,304,400	36,358,700	6,396,300
Poland	3,262,700	3,203,900	1,426,400	192,300	1,016,500	—	1,208,800	1,123,000	626,500	2,958,300	4,300
Romania	3,051,500	3,008,100	1,321,900	263,800	663,400	355,100	1,282,300	568,700	519,600	2,370,600	—
Hungary	1,764,400	1,746,900	1,109,200	100,600	577,000	269,900	947,500	664,900	621,700	2,234,100	81,400
Czech Republic	1,515,900	1,482,700	715,900	165,600	355,700	102,200	623,500	492,100	152,700	1,268,300	—
Slovakia	600,800	581,200	269,200	25,700	138,600	75,800	240,100	128,300	76,800	445,200	—
Total CEE	10,195,300	10,022,800	4,842,600	748,000	2,751,200	803,000	4,302,200	2,977,000	1,997,300	9,276,500	85,700
Total Liberty Global Group	44,811,100	44,484,700	22,008,700	6,391,600	11,341,900	803,000	18,536,500	14,797,000	12,301,700	45,635,200	6,482,000

Chile	3,360,700	2,868,100	1,395,300	69,900	998,800	—	1,068,700	1,164,500	640,500	2,873,700	206,200
Puerto Rico(12)	1,106,900	1,106,900	408,200	—	255,000	—	255,000	337,800	210,700	803,500	—
Panama	535,100	510,200	186,600	—	45,600	34,000	79,600	105,100	127,100	311,800	1,743,200
Jamaica	433,500	423,500	262,500	—	97,200	—	97,200	153,700	206,600	457,500	930,500
Trinidad	315,100	315,100	157,200	—	108,300	—	108,300	123,400	46,400	278,100	—
Barbados	123,700	123,700	85,000	—	16,800	—	16,800	60,800	74,500	152,100	124,300
Bahamas	128,900	128,900	49,500	—	5,900	—	5,900	26,200	49,500	81,600	266,100
Other C&W(12)	359,000	339,200	206,900	11,300	67,500	—	78,800	124,800	106,100	309,700	394,300
Total LiLAC Group	6,362,900	5,815,600	2,751,200	81,200	1,595,100	34,000	1,710,300	2,096,300	1,461,400	5,268,000	3,664,600

Grand Total	51,174,000	50,300,300	24,759,900	6,472,800	12,937,000	837,000	20,246,800	16,893,300	13,763,100	50,903,200	10,146,600

	Subscriber Variance Table - September 30, 2017 vs June 30, 2017
				Video
	Homes Passed(1)	Two-way Homes Passed(2)	Fixed-line Customer Relationships(3)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	Total Video	Internet Subscribers(8)	Telephony Subscribers(9)	Total RGUs(4)	Total Mobile Subscribers(11)

U.K.	123,000	123,300	45,200	—	12,500	—	12,500	51,800	18,700	83,000	(20,100)
Germany	21,200	25,300	1,300	(32,900)	21,100	—	(11,800)	41,300	38,600	68,100	(6,800)
Belgium/Luxembourg	(20,900)	(20,900)	(10,600)	(9,800)	(5,300)	—	(15,100)	2,000	(1,500)	(14,600)	43,400
Switzerland(10)	12,700	12,700	(11,200)	(18,400)	7,900	—	(10,500)	2,200	8,600	300	12,500
Austria	5,300	5,300	1,600	(4,400)	100	—	(4,300)	4,000	8,500	8,200	8,500
Ireland	14,500	16,000	3,500	(1,100)	1,900	—	800	5,300	3,300	9,400	3,900
Total Western Europe	155,800	161,700	29,800	(66,600)	38,200	—	(28,400)	106,600	76,200	154,400	41,400
Poland	38,600	39,900	(2,800)	(5,900)	2,600	—	(3,300)	5,500	(1,400)	800	(300)
Romania	66,700	67,300	24,800	9,700	8,500	3,000	21,200	15,000	16,400	52,600	—
Hungary	15,900	15,900	(2,000)	(8,800)	13,300	(8,000)	(3,500)	10,300	16,600	23,400	6,700
Czech Republic	17,200	17,300	300	6,100	400	(2,900)	3,600	5,700	—	9,300	—
Slovakia	4,700	4,700	300	400	200	(400)	200	1,300	(400)	1,100	—
Total CEE	143,100	145,100	20,600	1,500	25,000	(8,300)	18,200	37,800	31,200	87,200	6,400
Total Liberty Global Group	298,900	306,800	50,400	(65,100)	63,200	(8,300)	(10,200)	144,400	107,400	241,600	47,800

Chile	41,400	50,900	19,800	(3,100)	6,700	—	3,600	21,100	(5,700)	19,000	13,200
Puerto Rico(12)	3,300	3,300	2,300	—	(3,700)	—	(3,700)	3,600	400	300	—
Panama	6,700	38,100	(1,000)	—	400	(2,200)	(1,800)	3,800	2,600	4,600	(22,100)
Jamaica	7,000	7,000	1,300	—	2,000	—	2,000	5,500	10,400	17,900	(3,400)
Trinidad	2,200	2,200	(3,900)	—	(3,300)	—	(3,300)	—	8,400	5,100	—
Barbados	600	600	(12,400)	—	(600)	—	(600)	(1,100)	(3,100)	(4,800)	(1,300)
Bahamas	—	—	(2,500)	—	400	—	400	(1,000)	(2,500)	(3,100)	(19,100)
Other C&W(12)	2,700	2,700	200	—	(500)	—	(500)	2,800	(1,800)	500	3,000
Total LiLAC Group	63,900	104,800	3,800	(3,100)	1,400	(2,200)	(3,900)	34,700	8,700	39,500	(29,700)

Grand Total	362,800	411,600	54,200	(68,200)	64,600	(10,500)	(14,100)	179,100	116,100	281,100	18,100

								Continued below

	Subscriber Variance Table - September 30, 2017 vs June 30, 2017
				Video
	Homes Passed(1)	Two-way Homes Passed(2)	Fixed-line Customer Relationships(3)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	Total Video	Internet Subscribers(8)	Telephony Subscribers(9)	Total RGUs(4)	Total Mobile Subscribers(11)

Organic Change Summary:
U.K.	123,000	123,300	45,200	—	12,500	—	12,500	51,800	18,700	83,000	(20,100)
Germany	21,200	25,300	1,300	(32,900)	21,100	—	(11,800)	41,300	38,600	68,100	(6,800)
Belgium/Luxembourg	8,500	8,500	(10,600)	(9,800)	(5,300)	—	(15,100)	2,000	(1,500)	(14,600)	43,400
Other Europe	153,600	157,100	(6,400)	(36,200)	28,100	(8,300)	(16,400)	37,800	46,500	67,900	31,300
Total Liberty Global Group	306,300	314,200	29,500	(78,900)	56,400	(8,300)	(30,800)	132,900	102,300	204,400	47,800
Chile	41,400	50,900	19,800	(3,100)	6,700	—	3,600	21,100	(5,700)	19,000	13,200
Puerto Rico(12)	3,300	3,300	2,300	—	(3,700)	—	(3,700)	3,600	400	300	—
Panama	6,700	38,100	(1,000)	—	400	(2,200)	(1,800)	3,800	2,600	4,600	(22,100)
Jamaica	7,000	7,000	1,300	—	2,000	—	2,000	5,500	10,400	17,900	(3,400)
Trinidad	2,200	2,200	(3,900)	—	(3,300)	—	(3,300)	—	8,400	5,100	—
Barbados	600	600	(12,400)	—	(600)	—	(600)	(1,100)	(3,100)	(4,800)	(1,300)
Bahamas	—	—	(2,500)	—	400	—	400	(1,000)	(2,500)	(3,100)	(19,100)
Other C&W(12)	2,700	2,700	200	—	(500)	—	(500)	2,800	(1,800)	500	3,000
Total LiLAC Group	63,900	104,800	3,800	(3,100)	1,400	(2,200)	(3,900)	34,700	8,700	39,500	(29,700)
Total Organic Change	370,200	419,000	33,300	(82,000)	57,800	(10,500)	(34,700)	167,600	111,000	243,900	18,100

Q3 2017 Adjustments:
Q3 2017 Acquisition - Switzerland	—	—	6,000	—	5,800	—	5,800	5,900	4,100	15,800	—
Q3 2017 Acquisition - Hungary	2,000	2,000	1,200	100	1,000	—	1,100	800	1,000	2,900	—
Q3 2017 Acquisition - Romania	20,000	20,000	13,700	13,700	—	—	13,700	4,800	—	18,500	—
Q3 2017 Belgium adjustments	(29,400)	(29,400)	—	—	—	—	—	—	—	—	—
Net Adjustments	(7,400)	(7,400)	20,900	13,800	6,800	—	20,600	11,500	5,100	37,200	—
Net Adds (Reductions)	362,800	411,600	54,200	(68,200)	64,600	(10,500)	(14,100)	179,100	116,100	281,100	18,100

Footnotes for Operating Data and Subscriber Variance Tables

1
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. Due to the fact that we do not own the partner networks (defined below) used in Switzerland (see note 10) we do not report homes passed for Switzerland’s partner networks.

2	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

3
Fixed-line Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

4
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber (each as defined and described below). A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our September 30, 2017 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

5
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. In Europe, we have approximately 186,400 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

6
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers. Subscribers to enhanced video services provided by our operations in Switzerland over partner networks receive basic video services from the partner networks as opposed to our operations.

7	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

8
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 40,700 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 86,500 subscribers who have requested and received this service.

9
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 31,300 subscribers within Austria that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 122,900 subscribers who have requested and received this service.

10
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At September 30, 2017, Switzerland’s partner networks account for 139,300 Customer Relationships, 313,000 RGUs, 112,800 Enhanced Video Subscribers, 115,600 Internet Subscribers, and 84,600 Telephony Subscribers.

11
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of September 30, 2017, the prepaid mobile subscriber count included the following: Panama (1,581,400), Jamaica (911,200), Belgium (623,300), U.K. (544,700), Bahamas (238,200), Barbados (96,900), Chile (6,900) and twelve remaining C&W geographies (336,100).

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During September 2017, Hurricanes Irma and Maria caused significant damage to our operations in Puerto Rico, as well as certain geographies within CWC, including the British Virgin Islands and Dominica, and to a lesser extent Turks & Caicos, the Bahamas, Anguilla, Antigua and other smaller markets, resulting in disruptions to our telecommunications services within these islands. With the exception of the Bahamas, all of these CWC markets are included in the “Other LiLAC Group” category in the accompanying table. The homes passed and subscriber counts for Puerto Rico, British Virgin Islands, Dominica, Anguilla and Turks & Caicos reflect the pre-hurricane homes passed and subscriber counts as of August 31, 2017 as we are still in the process of assessing the impacts of the hurricanes on our networks and subscriber counts in these markets. As of October 25, 2017, we estimate that we have been able to restore services to a small portion of our fixed-line customers in Puerto Rico, and to less than half of our aggregate fixed-line customers in the British Virgin Islands, Dominica, Anguilla and Turks & Caicos. While mobile services have been largely restored in these markets, we are still in the process of completing the restoration of our mobile network infrastructure.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. Due to system limitations, SOHO customers of C&W are not included in our respective RGU and customer counts as of September 30, 2017. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities, including C&W, is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.